May 30, 2018


VIA EDGAR
Office of the Chief Accountant
United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re:	Fiera Capital Series Trust (the Trust);
Change in Independent Registered Public Accounting
Firm

Ladies and Gentlemen:

At a meeting held on September 13, 2017 (the
September Meeting), the Board of Trustees of the Trust, upon recommendation of the Audit Committee, approved the appointment of Deloitte & Touche LLP
(Deloitte) as the independent registered public accounting firm for Fiera Capital Global Equity
Focused Fund (the Fund), a series of the Trust, succeeding EisnerAmper LLP (EisnerAmper), another independent registered public accounting firm, as the auditor of the Fund. The Fund did not consult with Deloitte prior to the September Meeting.

EisnerAmpers report on the seed capital financial statement of the Fund for the period from December
8, 2016 (inception) through April 18, 2017 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the current fiscal year and for the seed capital financial statement audit, there were no: (1) disagreements between the Fund and EisnerAmper on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to EisnerAmpers satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports, or (2) reportable events.

The Trust has provided EisnerAmper with a copy of this disclosure and has requested EisnerAmper to furnish the Trust with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Trust herein and, if not, detailing the particular statements with which it does not agree. A copy of such letter, dated May 14, 2018, is filed herewith as an exhibit to this Form NSAR filing.



Very truly yours,

/s/ George Silfen

George Silfen